Exhibit *10.1

SIDE LETTER AGREEMENT

This Side Letter Agreement (this “Agreement”)  is entered into by and among Green Plains, Inc., an Iowa corporation (“GPRE”), its wholly owned subsidiary Green Plains II LLC, a Delaware limited liability company (“GPRE Holding Company”), and Kenneth M. Simril, an individual (“Executive”), effective as of this 22nd day of October 2018, concurrent with the Company’s and Executive’s entry into the Executive Employment Agreement, dated this 22nd day of October.

In consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1. Definitions.
1.1 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder.
1.2 “Company” means Fleischmann’s Vinegar Company, Inc., a Delaware corporation and a wholly owned operating subsidiary of GPRE Holding Company.
1.3 “Effective Time” means the time of the consummation of the Sale.

1.4 “Existing Employment Agreement” means the Employment Agreement entered into by and among GPRE, the Company and Executive as of on or around September 30, 2016 and effective as of October 3, 2016, as amended in accordance with its terms from time to time.

1.5 “Sale” means a merger or combination of, or a sale to a third party, of all or substantially all of the outstanding equity interests in, or all or substantially all of the assets of, the Company, for which the gross purchase price is at least $350,000,000 and which closes by January 31, 2019.

2. Vesting of GPRE Equity Awards. Effective as of immediately prior to, but contingent upon, the consummation of the Sale, all then-outstanding and unvested equity and equity-based awards covering GPRE shares and held by Executive (as set forth on Schedule 1 to this Agreement) shall, without limiting the terms and conditions of Section 7.2(b) of the Existing Employment Agreement and subject to the terms and conditions of Section 4,  become fully vested and released from any restrictions on transfer (it being acknowledged and agreed for this purpose that any outstanding equity and equity-based awards held by Executive which are then-unvested and subject to performance-based vesting criteria shall be deemed to have been earned and vested based on “target”-level performance or the actual level of performance in effect as of immediately prior to the Effective Time, whichever is greater).  To the extent applicable and subject to the terms of the applicable award agreements, any GPRE shares underlying equity-based awards that become vested pursuant to this Section 2 will be settled and delivered to Executive as soon as practicable following the consummation of the Sale and in all events prior to March 15 of the year following the year in which such vesting occurs, subject to applicable withholding for taxes.

3. Bonuses – Additional Terms and Conditions. In the event of a termination of Executive’s employment with or services to the Company for any reason at any time prior to the

Effective Time, other than a termination by the Company for “Cause” (as defined in the Existing Employment Agreement) or a resignation by Executive without “Good Reason” (as defined in the Existing Employment Agreement), then, upon the Effective Time, GPRE shall pay a bonus to Executive equal to $2,000,000.

4. Compliance with Code Sections 409A and 280G.

4.1 Code Section 409A.  Notwithstanding any provision in this Agreement to the contrary, all payments and amounts hereunder are intended to be “short-term deferrals” that are not subject to Section 409A of the Code, and this Agreement shall be interpreted consistent with such intent.  If any payment under this Agreement is deemed to be a payment of deferred compensation that is subject to Code Section 409A, then (i) to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A, (ii) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Code Section 409A, and (iii) if, on the date of Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)), Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment due to Executive’s separation from service shall be made under this Agreement at any time during the six (6)-month period following the Employee’s separation from service of any amount that results in the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and (v), and any amounts otherwise payable during such six (6)-month period shall be paid in a lump sum on the first payroll payment date following expiration of such six (6)-month period.  Notwithstanding anything to the contrary, GPRE does not make any representations that the payments and benefits provided under this Agreement are exempt from or are in compliance with Code Section 409A, and in no event shall GPRE be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of Code Section 409A.

4.2 Code Section 280G.  If any payment or benefit that Executive would receive pursuant to this Agreement (“Payment”) would (a) constitute a “parachute payment” within the meaning of Code Section 280G, and (b) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be adjusted, consistent with the requirements of Code Section 409A to the extent applicable, so that it equals the Reduced Amount.  The “Reduced Amount” shall be the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any such reduction will occur in a manner necessary to provide Executive with the greatest post-reduction economic benefit.  If more than one manner of reduction of Payments necessary to arrive at the Reduced Amount yields the greatest economic benefit to Executive, the Payments will be reduced pro rata.

5. Amendment. Concurrent with the Sale, Executive shall sign an amendment to the Existing Employment Agreement releasing GPRE from the Existing Employment Agreement.

6. Withholding Taxes.  Executive will be solely responsible for any federal, state, local or payroll taxes imposed in connection with the vesting of the equity or equity-based awards described in Section 2 or the delivery of the shares pursuant thereto, and Executive authorizes GPRE or its affiliates to pay any withholding for taxes which GPRE deems necessary or proper in connection therewith, subject to the terms of the award agreements for such equity or equity-based awards.

7. Assignment. This Agreement is not assignable or delegable in whole or in part by Executive without the consent of the Chief Executive Officer of GPRE (Mr. Todd Becker).

8. Waiver or Modification.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

9. Entire Agreement.  This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the specific subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect to such specific subject matter.

10. Severability.  If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain enforceable in full force and effect, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of such affected provision to preserve the enforceability thereof to the maximum extent then permitted by law.

11. Notices.  All notices thereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, sent by overnight courier service, or sent by United States mail, return receipt requested.  Such notices shall be deemed to have been given: (i) if delivered in person, on the date of delivery; (ii) if delivered by facsimile transmission, on the date of transmission if transmitted by 5:00 p.m. (local time, Omaha, Nebraska) on a business day or, if not, on the next succeeding business day; provided that a copy of such notice is also sent the same day as the facsimile transmission by any other means permitted herein; (iii) if delivered by overnight courier, on the date that delivery is first attempted; or (iv) if by United States mail, on the earlier of two (2) business days after depositing in the United States mail, postage prepaid and properly addressed, or the date delivery is first attempted.  Notices shall be addressed as set forth as set forth on the signature page hereof, or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party.  Notices shall be deemed effective upon receipt.

12. Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without reference to the choice of law provisions thereof.  Any action, suit or proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in any federal court of the United States of America sitting in the State of Nebraska, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding shall be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.

13. Attorneys’ Fees.  In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing this Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys’ fees incurred in connection with such action or proceeding.

14. Construction.   Whenever the context requires, the singular shall include the plural and the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders. The headings in this Agreement are for convenience only and shall not limit, enlarge, or otherwise affect any of the terms of this Agreement.  Unless otherwise indicated, all references in this Agreement to sections refer to the corresponding sections of this Agreement.  This Agreement shall be construed as though all parties had drafted it and each party acknowledges that they have had adequate time to consult with their own legal counsel.

15. Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

IN WITNESS WHEREOF, Executive has signed this Agreement personally and GPRE has caused this Agreement to be executed by its duly authorized representative.

GREEN PLAINS INC.

By: /s/ Todd Becker

Name:  Todd Becker

Title: Chief Executive Officer

GREEN PLAINS II LLC

By: /s/ Todd Becker

Name:  Todd Becker

Title: Chairman of the Board

Address for GPRE:

Green Plains Inc.

450 Regency Parkway Suite 400

Omaha, NE 68114

Executive

/s/ Kenneth M. Simril,  individually

Address for Executive:

Mr. Kenneth M. Simril

12604 Hidden Creek Way, Suite A

Cerritos, California 90703

SCHEDULE I

Outstanding Equity and Equity-Based Awards Held by Executive

[See Attached]